Exhibit 99.1

Kroger Reaches Tentative Agreement with UFCW Local Unions to Improve
Security and Stability of Future Pension Benefits for Associates

No impact to adjusted earnings per diluted share for 2020; Company still expects to exceed adjusted free cash flow outlook for 2020 shared in April 1 Business Update

CINCINNATI, July 21, 2020 -- The Kroger Co. (NYSE: KR) announced today a tentative agreement with 20 local unions of the United Food and Commercial Workers (UFCW) to withdraw from the UFCW International Union-Industry Pension Fund (“National Fund”), a multi-employer pension plan. This would allow 33,000 Kroger family of companies’ associates across 14 divisions to participate in a new variable annuity pension plan that improves security for future retirement benefits.

This tentative agreement has been approved by Kroger and the National Fund board of trustees. The 20 UFCW local unions representing Kroger family of companies’ associates have agreed to present this tentative agreement to their members for ratification.

“In an environment where pensions are faced with funding challenges, we are pleased to have reached a tentative agreement that will protect benefits for our associates,” said Gary Millerchip, Kroger’s chief financial officer. “Our strong financial position is allowing us to make this investment in our associates and support our commitment to deliver sustainable and attractive total shareholder returns by addressing future pension cost increases and minimizing Kroger’s future exposure to market risk associated with the current pension plan. Our strong free cash flow and confidence in our model is allowing us to pursue this opportunity, while still accomplishing our other capital priorities such as returning cash to shareholders via our dividend and share repurchase program.”

Kroger continues to expect to exceed the 2020 outlook shared in its April 1 Business Update for identical sales without fuel, adjusted FIFO operating profit, adjusted EPS and adjusted free cash flow.

Pending ratification of the tentative agreement, Kroger expects to pay the National Fund withdrawal liability of $962 million, on a pre-tax basis, to fulfill obligations for past service for associates and retirees in the National Fund. Kroger would also make a $27 million contribution to a transition reserve in the new variable annuity pension plan. On an after-tax basis, the withdrawal liability and contribution to the transition reserve, total approximately $760 million. This withdrawal liability would be satisfied by installment payments to the National Fund over the next three years.

The tentative agreement also establishes a pension benefit formula for the Kroger organization’s contributions to the new plan through June 2028 – at which time it is subject to negotiations with the union. This effectively fixes the terms of the Kroger family of companies’ collectively bargained pension obligation with these 20 UFCW local unions for the next eight years, thereby addressing Kroger’s projected future pension costs and minimizing future exposure to market risk associated with the current plan.

As a result of this tentative agreement, the company would incur a charge to net earnings during the quarter that respective UFCW locals ratify the agreement. This is expected to be in the third quarter of 2020. The charge to net earnings is estimated to be approximately $0.96 per diluted share on a GAAP basis. This does not affect adjusted earnings per diluted share results for 2020, which are provided on a basis that excludes adjustment items such as this contribution.

The Stop and Shop Supermarket Company LLC and Albertsons Companies, Inc. have each entered into a separate tentative agreement with the UFCW local unions to withdraw from the National Fund. Kroger and Stop & Shop have agreed to transition to the new variable annuity pension plan for 33,000 Kroger family of companies’ associates and 18,000 Stop & Shop employees. Together, Kroger, Stop & Shop and the UFCW would create the UFCW and Employer’s Variable Annuity Pension Plan for benefits for future service.

This tentative agreement is subject to ratification by 33,000 Kroger family of companies’ associates, including most Meat and Deli clerks and some Retail clerks, from 20 UFCW local unions covering 40 separate UFCW contracts, as well as ratification by the UFCW locals covering employees of Stop & Shop. The possibility exists that the membership of one or more of the UFCW locals of Kroger or Stop & Shop will fail to ratify the tentative agreement. If this were to occur, Kroger would not move forward with this transaction and would not withdraw from the National Fund or transition its affected associates to the new variable annuity pension plan.

Kroger Chief Financial Officer Gary Millerchip will discuss this new pension arrangement during a conference call with investors tomorrow at 10:00 a.m. (ET). Kroger has published a Multi-Employer Pension Plan Primer presentation that is available as a reference at ir.kroger.com. The call will be broadcast live online at ir.kroger.com. An on-demand replay of the webcast investor conference call will be available at approximately 2:00 p.m. (ET) on Wednesday, July 22, 2020.

Capital Allocation Strategy

The Company continues to generate strong free cash flow and remains committed to investing in the business to drive profitable growth, maintaining its current investment grade debt rating, and returning excess free cash flow to shareholders via share repurchase and a growing dividend over time.

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “commitment,” “continue,” “will,” “expects,” “achieves,” and “would.” The timing of our payments in satisfaction of our withdrawal liability to the National Fund will be affected by our ability to generate amounts through free cash flow or other sources of funds, including borrowings. The extent to which the Company’s withdrawal from the National Fund and its participation in a new variable annuity pension plan will reduce future pension costs, lower future financial risk and stabilize future retirement related benefit costs will be affected primarily by the effectiveness of the new variable annuity pension plan and the cost of funding the Company’s withdrawal from the National Fund. Our expectations regarding our withdrawal from the National Fund and the establishment of the new variable annuity pension plan would fail to be realized if the applicable UFCW local unions of the Company or Ahold Delhaize’s brand Stop & Shop fails to ratify the agreement providing for the withdrawal from the National Fund and the establishment of the new variable annuity pension plan. Our expectation that our annual pension costs will be lower than the projected costs, our future financial risk will be lowered, and that pension benefits to covered associates will be more secure could prove inaccurate if the investment performance of the National Fund following our withdrawal is better than projected. Our belief that contributions and related expense would continue to grow in 2020 and beyond absent this agreement is primarily based on actuarial assumptions and anticipated investment performance of assets in the National Fund.

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: COVID-19 related factors, risks and challenges, including among others, the length of time that the pandemic continues, the temporary inability of customers to shop due to illness, quarantine, or other travel restrictions or financial hardship, shifts in demand away from discretionary or higher priced products to lower priced products, or stockpiling or similar pantry-filling activities, reduced workforces which may be caused by, but not limited to, the temporary inability of the workforce to work due to illness, quarantine, or government mandates, or temporary store closures due to reduced workforces or government mandates; labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, changes in tariffs, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs and the extent and effectiveness of any COVID-19 stimulus packages; manufacturing commodity costs; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events, including the coronavirus; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.